Exhibit 14(c)

Report of Independent Registered Public Accounting Firm on Supplemental Information

Shareholders and Board of Directors
Chicago Atlantic Real Estate Finance, Inc.
Chicago, Illinois

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements of Chicago Atlantic Real Estate Finance, Inc. (the Company) as of December 31, 2025 and 2024, and for each of the years then ended, and our report dated March 12, 2026 expressed an unqualified opinion on those consolidated financial statements.

The senior securities table included in the joint proxy statement/prospectus, under the caption “Senior Securities of REFI” (the Senior Securities Table) for each of the five years in the period ended December 31, 2025, constituting part of this Registration Statement has been subjected to audit procedures performed in conjunction with the audits of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2.

In our opinion, the Senior Securities Table, when read in connection with the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ BDO USA, P.C.

Chicago, Illinois

July 30, 2026